Exhibit 99.3

The following communication was posted by Thermo Fisher Scientific, Inc. (the “Company”) on X (formerly Twitter) on October 17, 2023.

We are excited to announce that we have entered into an agreement to acquire @OlinkProteomics, a leading provider of next generation proteomics solutions. We look forward to welcoming their team to Thermo Fisher. Learn more in our Press Release: [Link to Press Release]

Thermo Fisher
@thermofisher

ThermoFisher
SCIENTIFIC
Press Release
Thermo Fisher Scientific to Acquire Olink

9:37 AM · Oct 17, 2023 · **862** Views

The following communication was posted by the Company on LinkedIn on October 17, 2023.

We have entered into an agreement to acquire @Olink Proteomics, a leading provider of next generation proteomics solutions. Olink’s proven and transformative innovation is highly complementary to our leading mass spectrometry and life sciences platforms, and the combination will enable our customers across the globe to meaningfully accelerate discovery and scientific breakthroughs.

Learn more in our Press Release: [Link to Press Release]

Thermo Fisher Scientific
1,363,276 followers
3h •

Learn more in our Press Release: https://bit.ly/3s3Owm2

ThermoFisher SCIENTIFIC

Press Release
Thermo Fisher Scientific to Acquire Olink

The following communication was posted by the Company on Instagram on October 17, 2023.

We are excited to enter into an agreement to acquire Olink, a leading provider of next generation proteomics solutions. Olink’s proven and transformative innovation is highly complementary to our leading mass spectrometry and life sciences platforms. The combination will enable our customers across the globe to meaningfully accelerate discovery and scientific breakthroughs. We look forward to welcoming their team to Thermo Fisher.

Click the link in our bio to read the Press Release and learn more.

The following communication was posted by the Company on Facebook on October 17, 2023.

We are excited to enter into an agreement to acquire Olink, a leading provider of next generation proteomics solutions. Olink’s proven and transformative innovation is highly complementary to our leading mass spectrometry and life sciences platforms. Olink is an excellent strategic and cultural fit. Their team shares our core values of innovation and customer-centricity, and together we will enable scientists to accelerate discovery and scientific breakthroughs.

Learn more in our Press Release: [Link to Press Release]